Exhibit 99.1

Broadwind Announces Additional Information Regarding 2020 Annual Meeting of Stockholders Due to COVID-19 Precautions

Cicero, Ill., April 22, 2020 — Broadwind (NASDAQ: BWEN), a diversified precision manufacturer of specialized components and solutions serving global industries, announced today that in accordance with the Addendum to Executive Order No. 2020-05 issued by the President of the Town of Cicero, IL on April 16, 2020, all attendees of the Company’s Annual Meeting of Stockholders to be held at 8 a.m. local time on Friday May 1, 2020 at Broadwind’s corporate office located at 3240 South Central Avenue, Cicero, Illinois 60804, will be required to wear a self-provided mask or cloth face covering while on the premises.

In light of the COVID-19 pandemic, the Company also will require that all attendees at the Annual Meeting of Stockholders practice “social distancing” at the meeting.  Any person in attendance who exhibits cold or flulike symptoms or who has been exposed to COVID-19 may be asked to leave the premises for the protection of the other attendees.

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

CORPORATE CONTACT

Jason Bonfigt

708.780.4821

1